EXHIBIT 11.2

                             CASTLE DENTAL CENTERS
               EXHIBIT 11.2 -- COMPUTATION OF EARNINGS PER SHARE
                                UNDER SAB NO. 55
                                 (IN THOUSANDS)

                                                            SIX
                                                          MONTHS
                                         YEAR ENDED        ENDED
                                        DECEMBER 31,     JUNE 30,
                                        ------------     ---------
                                            1996           1997
                                        ------------     ---------
PRIMARY:
Weighted average common shares
  outstanding........................        2,000          2,332
Weighted average shares issued for
  business acquisitions..............          160          --
Assumed conversion of preferred stock
  issued within one year of initial
  public
  offering...........................          948            948
Net effect of dilutive stock options
  and warrants based on the treasury
  stock method using average market
  price..............................           18             18
Assumed issuance of stock to fund
  distribution to owner..............          500            500
                                        ------------     ---------
Total primary shares.................        3,626          3,798
                                        ============     =========
Net income (loss)....................     $ (1,086)       $   (80)
                                        ============     =========
Preferred stock dividends............       --               (309)
                                        ------------     ---------
Net (loss) attributable to common
  stock..............................       (1,806)          (389)
                                        ============     =========
Net (loss) per share.................     $  (0.30)       $ (0.10)
                                        ============     =========
FULLY DILUTED:
Weighted average common shares
  outstanding........................        2,000          2,332
Weighted average shares issued for
  business acquisitions..............          160          --
Assumed conversion of preferred stock
  issued within one year of initial
  public
  offering...........................          948            948
Net effect of dilutive stock options
  and warrants based on the treasury
  stock method using average market
  price..............................           18             18
Assumed issuance of stock to fund
  distribution to owner..............          500            500
                                        ------------     ---------
Total fully diluted shares...........        3,626          3,798
                                        ============     =========
Net (loss)...........................     $ (1,086)       $   (80)
                                        ============     =========
Preferred stock dividends............       --               (309)
                                        ------------     ---------
Net (loss) attributable to common
  stock..............................       (1,806)          (389)
                                        ============     =========
Net (loss) per share.................     $  (0.30)       $ (0.10)
                                        ============     =========
                                EXHIBIT TO COME